                                                               EXHIBIT (D)(2)(I)

                                     FORM OF
                     AMENDMENT TO THE SUB-ADVISORY AGREEMENT
                                     BETWEEN
                               MACKAY SHIELDS LLC
                                       AND
                     NEW YORK LIFE INVESTMENT MANAGEMENT LLC


     This Amendment (the "Amendment") is dated as of May 1, 2008 by and between MacKay Shields LLC (the "Sub-Adviser") and New York Life Investment Management LLC (the "Manager").

                              W I T N E S S E T H:

     WHEREAS, the Manager and the Sub-Adviser are parties to that certain Sub-Advisory Agreement (the "Agreement"), dated February 13th, 2001, entered into on behalf of the Capital Appreciation Portfolio, the Cash Management Portfolio, the Convertible Portfolio, Government Portfolio, the High Yield Corporate Bond Portfolio, the International Equity Portfolio, and the Value Portfolio (together the "Portfolios"); and

     WHEREAS, the Manager and the Sub-Adviser wish to amend the fee schedule provided for under the Agreement;

     NOW, THEREFORE, the fee schedule for the above-referenced Agreement is replaced with the attached Schedule A.

     Except as provided herein, the terms and conditions contained in the Supplements shall remain in full force and effect.



IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date first above written.

MACKAY SHIELDS LLC                            NEW YORK LIFE INVESTMENT
                                              MANAGEMENT LLC

By:    ___________________________            By:    ___________________________

Name:  ___________________________            Name:  ___________________________

Title: ___________________________            Title: ___________________________


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                                   SCHEDULE A


NAME OF PORTFOLIO                           SUB-ADVISORY FEE
-----------------                           ----------------

Capital Appreciation Portfolio              0.305%(1)

Cash Management Portfolio                   0.225%(2)

Convertible Portfolio                       0.300%(3)

Government Portfolio                        0.250%(4)

High Yield Corporate Bond Portfolio         0.285%(5)

International Equity Portfolio              0.445%(6)

Value Portfolio                             0.310%(7)





_______________

(1) 0.305% on assets up to $1 billion; and 0.25% on assets over $1 billion
(2) 0.225% on assets up to $500 million; 0.20% on assets from $500 million to $1 billion; and 0.175% on assets over $1 billion
(3) 0.30% on assets up to $1 billion; and 0.25% on assets over $1 billion
(4) 0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; and 0.225% on assets over $1 billion
(5) 0.285% on assets up to $1 billion; 0.275% on assets from $1 billion to $5 billion; and 0.2625% on assets over $5 billion
(6) 0.445% on assets up to $500 million; and 0.425% on assets over $500 million
(7) 0.31% on assets up to $1 billion; and 0.25% on assets over $1 billion